Exhibit 3.1

SECOND AMENDED AND RESTATED

CERTIFICATE OF INCORPORATION

OF

PALMSOURCE, INC.

The undersigned, David Nagel, hereby certifies that:

1. He is the duly elected and acting President, Chief Executive Officer and Secretary of PalmSource, Inc., a Delaware corporation.

2. The Certificate of Incorporation of this corporation was originally filed with the Secretary of State of Delaware on December 3, 2001, under the name PalmSource, Inc.

3. The Certificate of Incorporation of this corporation shall be amended and restated to read in full as follows:

ARTICLE I

The name of the Corporation is PalmSource, Inc. (the “Corporation”).

ARTICLE II

The address of the Corporation’s registered office in the State of Delaware is 2711 Centerville Road, Suite 400, Wilmington, Delaware, County of New Castle. The name of its registered agent at such address is Corporation Service Company.

ARTICLE III

The purpose of the Corporation is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of the State of Delaware.

ARTICLE IV

A. The total number of shares that the Corporation shall have authority to issue is 1,000,000,000, consisting of 950,000,000 shares designated as common stock, par value $0.001 per share (the “Common Stock”), and 50,000,000 shares designated as preferred stock, par value $0.001 per share (the “Preferred Stock”).

B. The Common Stock shall consist of three classes designated as “Class A Common Stock,” “Class B Common Stock” and “Class C Common Stock.” The authorized number of shares of Class A Common Stock shall be 850,000,000, the authorized number of shares of Class B

Common Stock shall be 50,000,000 and the authorized number of shares of Class C Common Stock shall be 50,000,000.

C. The total number of shares of Preferred Stock that the Corporation shall have authority to issue is 50,000,000, of which 10,000,000 shall be designated as “Series A Preferred Stock”. The Board of Directors is hereby authorized, subject to limitations prescribed by law and the provisions of Part C of this Article IV, by resolution to provide for the issuance of the remaining authorized shares of Preferred Stock in one or more series, and to establish from time to time the number of shares to be included in each such series, and to fix the designation, powers, privileges, preferences, and relative participating, optional or other rights, if any, of the shares of each such series and the qualifications, limitations or restrictions thereof.

The authority of the Board of Directors with respect to each series shall include, but not be limited to, determination of the following:

1. The number of shares constituting that series (including an increase or decrease in the number of shares of any such series (but not below the number of shares in any such series then outstanding)) and the distinctive designation of that series;

2. The dividend rate on the shares of that series, whether dividends shall be cumulative, and, if so, from which date or dates, and the relative rights of priority, if any, of payment of dividends on shares of that series;

3. Whether that series shall have voting rights (including multiple or fractional votes per shares) in addition to the voting rights provided by law, and, if so, the terms of such voting rights;

4. Whether that series shall have conversion privileges, and, if so, the terms and conditions of such privileges, including provision for adjustment of the conversion rate in such events as the Board of Directors shall determine;

5. Whether or not the shares of that series shall be redeemable, and, if so, the terms and conditions of such redemption, including the date or dates upon or after which they shall be redeemable, and the amount per share payable in case of redemption, which amount may vary under different conditions and at different redemption rates;

6. Whether that series shall have a sinking fund for the redemption or purchase of shares of that series, and, if so, the terms and the amount of such sinking funds;

7. The rights of the shares of that series in the event of voluntary or involuntary liquidation, dissolution or winding up of the Corporation, and the relative rights of priority, if any, of payment of shares of that series; and

8. Any other relative rights, preferences and limitations of that series.

No holders of shares of the Corporation of any class, now or hereafter authorized, shall have any preferential or preemptive rights to subscribe for, purchase or receive any shares of the

Corporation of any class, now or hereafter authorized, or any options or warrants for such shares, or any rights to subscribe for, purchase or receive any securities convertible to or exchangeable for such shares, which may at any time be issued, sold or offered for sale by the Corporation, except in the case of any shares of Preferred Stock to which such rights are specifically granted by any resolution or resolutions of the Board of Directors adopted pursuant to Part C of this Article IV or in this case of any shares of Common Stock to which such rights are specifically granted by Section 5 of Part D of Article IV.

D. The powers, preferences, rights, restrictions and other matters relating to the Common Stock are as follows:

1. Voting Rights.

(a) All shares of Common Stock will be identical in all respects and will entitle the holders thereof to the same rights and privileges, except as expressly provided otherwise in this Certificate of Incorporation. Except as expressly specified otherwise herein, all classes of Common Stock shall vote together as a single class on all matters submitted to a vote of the stockholders.

(b) The Class B Common Stock and Class C Common Stock shall be issuable only to Palm, Inc., a Delaware corporation (“Palm”), or any Subsidiary (as defined below) of Palm; provided, however, that nothing herein will prevent the distribution of such shares by Palm to the stockholders of Palm in connection with a Tax-Free Spin-Off (as defined below) and the issuance of shares of Class B Common Stock or Class C Common Stock, as applicable, to holders thereof following a Tax-Free Spin-Off if such issuance is in connection with a dividend or distribution pursuant to Section 2(b) of this Part D of Article IV and; provided, further, that Class B Common Stock shall be issuable only upon conversion of Class C Common Stock pursuant to Section 3(b) of this Part D of Article IV.

(c) The holders of shares of Common Stock shall have the following voting rights:

(i) Except as provided in Section 1(c)(v) of this Part D of Article IV, each holder of a share of Class A Common Stock shall be entitled to cast one vote on all matters submitted to a vote of the stockholders of the Corporation for each share of Class A Common Stock held by such holder.

(ii) Except as provided in Section 1(c)(iv) of this Part D of Article IV, each holder of a share of Class B Common Stock shall, for each share of Class B Common Stock held by such holder, be entitled to cast that number of votes equal to the Class B Per-Share Director Vote (as defined below) in connection with the election or removal of directors and shall, for each share of Class B Common Stock held by such holder, be entitled to cast one vote on all other matters submitted to a vote of stockholders of the Corporation. The “Class B Per-Share Director Vote” shall equal that number of votes per share necessary so that on the close of business on the date immediately prior to a Tax-Free Spin-Off, the aggregate voting power of all shares of capital stock held by Palm and its Subsidiaries equals eighty percent (80%) of the sum of: (A) the total combined voting power of all outstanding capital stock of the Corporation, plus (B) the voting power underlying shares potentially issuable under any outstanding options, warrants, convertible or exchangeable securities or other rights or contracts (whether or not vested) that could result in any Person (as defined below) owning a voting interest in the Corporation. Notwithstanding the foregoing, if counsel for Palm reasonably determines in connection with advising Palm with respect to a Tax-Free Spin-Off that, in order for the Tax-Free Spin-Off to be tax free to Palm, its Subsidiaries or its stockholders, the Class B Per-Share Director Vote should be increased beyond the figure produced by application of the foregoing provisions of this Section 1(c)(ii), or in the event Palm and the Corporation agree that the Class B Per-Share Director Vote can be reduced below the figure produced by application of the foregoing provision without adversely affecting the tax-free nature of the Tax-Free Spin-Off, then the Class B Per-Share Director Vote shall equal that number indicated by such counsel, or agreed to by Palm and the Corporation, as the case may be, and delivered in writing to the Secretary of the Corporation no later than fifteen (15) days prior to the distribution date for the Tax-Free Spin-Off. A copy of such writing shall be made available to any stockholder upon request of the Secretary of the Corporation.

(iii) Each holder of a share of Class C Common Stock shall be entitled to cast one vote on all matters submitted to a vote of the stockholders of the Corporation for each share of Class C Common Stock held by such holder.

(iv) Notwithstanding anything contrary contained in this Certificate of Incorporation, following a Tax-Free Spin-Off, for so long as any Person or group of Persons acting in concert beneficially owns 10% or more of the outstanding shares of Class B Common Stock, then in any election of directors or other exercise of voting rights with respect to the election or removal of directors, such Person or group shall not, with respect to any shares of Class B Common Stock beneficially owned by such Person or group of Persons in excess of 10% of the outstanding shares of Class B Common Stock, have any voting powers in any election of directors or be entitled to exercise any voting rights in any election of directors unless such person or entity is also the beneficial owner of at least an equivalent percentage of the outstanding shares of Class A Common Stock as of Class B Common Stock. For purposes of this Section 1(c)(iv), a “beneficial owner” of Common Stock includes any Person or group of Persons who, directly or indirectly, including through any contract, arrangement, understanding, relationship or otherwise, written or oral, formal or informal, control the voting power (which includes the power to vote or to direct the voting) of such Common Stock.

(v) Notwithstanding any other provision of this Certificate of Incorporation to the contrary, holders of Class A Common Stock shall not be eligible to vote on any alteration or change in the powers, preferences, or special rights of the Class B Common Stock or Class C Common Stock that would not adversely affect the rights of the Class A Common Stock. For the foregoing purposes, any alteration or change with respect to, and any provision for, the voluntary, mandatory or other conversion or exchange of the Class B Common Stock or Class C Common Stock into or for Class A Common Stock on a one-for-one basis shall be deemed not to adversely affect the rights of the Class A Common Stock.

2. Dividends and Distributions.

(a) Subject to the preferences applicable to any Preferred Stock outstanding at any time, the holders of shares of Common Stock shall be entitled to receive such dividends and other distributions in cash, property or shares of stock of the Corporation as may be declared thereon by the Board of Directors from time to time out of assets or funds of the Corporation legally available therefor.

(b) In the case of a dividend or other distribution payable in Class A Common Stock, Class B Common Stock or Class C Common Stock (including any distribution pursuant to a stock split or division of Class A Common Stock, Class B Common Stock or Class C Common Stock), only shares of Class A Common Stock shall be distributed with respect to Class A Common Stock, only shares of Class B Common Stock shall be distributed with respect to Class B Common Stock, and only shares of Class C Common Stock shall be distributed with respect to Class C Common Stock. In the case of any such dividend or other distribution payable in shares of Class A Common Stock, Class B Common Stock or Class C Common Stock, the number of shares of each class of Common Stock payable per share of such class of Common Stock shall be equal.

(c) Notwithstanding anything to the contrary in Section 2(a) or Section 2(b) above or anywhere else in this Certificate of Incorporation, upon the closing of a firm commitment underwritten public offering pursuant to an effective registration statement under the Securities Act of 1933, as amended (the “Securities Act”), covering the offer and sale of Class A Common Stock for the account of the Corporation to the public prior to or in connection with the Tax-Free Spin-Off, the Corporation shall be entitled to dividend to Palm (or its subsidiaries, designees, successors or assignees) fifty percent (50%) of the net proceeds from such offering in excess of seventy-five million dollars ($75,000,000) without providing any dividends on any issued and outstanding shares of capital stock of the Corporation.

3. Conversion and Exchange Rights.

(a) Conversion of Class C Common Stock into Class A Common Stock.

(i) The holders of Class C Common Stock shall be entitled to convert, at any time and from time to time, each share of Class C Common Stock into one (1) fully paid and non-assessable share of Class A Common Stock. Such right shall be exercised by the surrender to the Corporation of the certificate or certificates representing the shares of Class C Common Stock to be converted at any time during normal business hours at the principal executive offices of the Corporation or at the office of the Corporation’s transfer agent (the “Transfer Agent”), accompanied by a written notice from the holder of such shares stating that such holder desires to convert such shares, or a stated number of the shares represented by such certificate or certificates, into an equal number of shares of Class A Common Stock, and (if so required by the Corporation or the Transfer Agent) by instruments of transfer, in form satisfactory to the Corporation and to the Transfer Agent, duly executed by such holder or such holder’s duly authorized attorney, and transfer tax stamps or funds therefor if required pursuant to Section 3(c)(iii) of this Part D of Article IV.

(ii) Upon the transfer (other than the original issuance) of any share of Class C Common Stock to any Person other than the original holder thereof, such share shall immediately and automatically (and without any action on the part of the holder or the Corporation) convert into one (1) fully paid and non-assessable share of Class A Common Stock; provided, however, that no such conversion shall occur solely as a result of the pledge or hypothecation of, or existence of any other lien or encumbrance on, any share(s) of Class C Common Stock, and no such conversion shall occur solely as a result of a transfer by the original holder thereof or one of its Subsidiaries to the original holder thereof or one of its Subsidiaries; provided further, that such share of Class C Common Stock shall immediately and automatically (and without any action on the part of the holder or the Corporation) convert into one (1) fully paid and non-assessable share of Class A Common Stock if at any time such holder is no longer the original holder or a Subsidiary of the original holder of such share of Class C Common Stock.

(iii) As promptly as practicable following the surrender for conversion of a certificate representing shares of Class C Common Stock in the manner provided in Section 3(a)(i) or (ii) above, as applicable, and the payment in cash of any amount required by Section 3(c)(iii) of this Part D of Article IV, the Corporation shall deliver or cause to be delivered at the office of the Transfer Agent, a certificate or certificates representing the number of full shares of Class A Common Stock issuable upon such conversion or exchange, issued in such name or names as such holder may direct. Such conversion or exchange shall be deemed to have been effected immediately prior to the close of business on the date of the giving of the required written notice and surrender of any certificate or certificates representing shares of Class C Common Stock or the date of the transfer of such certificate or certificates, as applicable. Upon the date any such conversion or exchange is made or effected, all rights of the holder of such shares of Class C Common Stock as such holder shall cease, and the Person or Persons in whose name or names the certificate or certificates representing the shares of Class A Common Stock are to be issued shall be treated for all purposes as having become the record holder or holders of such shares of Class A Common Stock.

(iv) No share or shares of Class B Common Stock or Class C Common Stock acquired by the Corporation by reason of redemption, purchase, conversion, exchange or otherwise shall be reissued and all such shares shall be cancelled, retired and eliminated from the shares that the Corporation is authorized to issue.

(b) Conversion of Class C Common Stock into Class B CommonStock.

(i) At any time prior to a Tax-Free Spin-Off that Palm and its Subsidiaries shall fail to own in the aggregate eighty percent (80%) or more of the total combined voting power of the Corporation, in order to facilitate a Tax-Free Spin-Off, Palm and its Subsidiaries (other than the Corporation and its Subsidiaries) shall have the right to convert all (but not less than all) outstanding shares of Class C Common Stock into an equal number of shares of Class B Common Stock.

(ii) The conversion of shares of Class C Common Stock into shares of Class B Common Stock shall be effected by written notice to the Corporation stating the desire to convert such shares as described in Section 3(b)(i) above. Any such transfer shall be effected as of the date specified in the written notice to convert such shares which in no event shall be later than the close of business on the date immediately preceding the date of the Tax-Free Spin-Off and at such time the rights of the holders of such shares as such holders shall cease and such holders shall be treated for all purposes as having become the record owners of shares of Class B Common Stock issuable upon such conversion on such date.

(c) Certain Provisions Relating to Stock Conversion, Exchange and Transfer.

(i) In the event of a reclassification or other similar transaction as a result of which the shares of Class A Common Stock are converted into another security, then the holders of any outstanding shares of Class C Common Stock shall be entitled to receive upon conversion thereof the amount of such security that such holder would have received if it had effected such conversion immediately prior to the record date of such reclassification or other similar transaction. Except as set forth in the preceding sentence, no adjustments in respect of dividends or other distributions shall be made upon the conversion of any share of Class C Common Stock; provided, however, that if a share of Class C Common Stock shall be converted into a share of Class A Common Stock after the record date for the payment of a dividend or other distribution on shares of Class C Common Stock but prior to such payment, then the registered holder of such share at the close of business on such record date shall be entitled to receive the dividend or other distribution payable on such share on such date notwithstanding the conversion thereof or the default in payment of the dividend or other distribution due on such date.

(ii) The Corporation shall at all times reserve and keep available out of its authorized but unissued shares of Class A Common Stock and Class B Common Stock, solely for the purpose of issuance upon conversion, exchange or transfer of outstanding shares of Class C Common Stock, such number of shares of Class A Common Stock or Class B Common Stock that shall be issuable upon the conversion or exchange of all such outstanding shares of Class C Common Stock. If any shares of Class A Common Stock or Class B Common Stock require registration with or approval of any governmental authority under any federal or state law before such shares may be distributed to Palm stockholders in connection with a Tax-Free Spin-Off or sold by such Palm stockholders thereafter without restriction under applicable law, the Corporation shall cause such shares to be duly registered or approved, as the case may be. The Corporation shall use its best efforts to list the shares of Class A Common Stock and Class B Common Stock required to be delivered upon such conversion, exchange or transfer prior to such delivery on each national securities exchange or interdealer quotation system on which the outstanding Common Stock is listed at the time of such delivery. The Corporation covenants and warrants that all shares of Class A Common Stock and Class B Common Stock issued upon conversion of shares of Class C Common Stock will, upon issuance, be validly issued, fully paid and non-assessable.

(iii) The issuance of certificates for shares of Class A Common Stock and Class B Common Stock upon conversion of shares of Class C Common Stock shall be made without charge to the holders of such shares for any stamp or other similar tax in respect of such issuance; provided, however, that if any such certificate is to be issued in a name other than that of the holder of the share or shares of Class C Common Stock converted, then the Person or Persons requesting the issuance thereof shall pay to the Corporation the amount of any tax that may be payable in respect of any transfer involved in such issuance or shall establish to the satisfaction of the Corporation that such tax has been paid or is not payable.

4. Stock Splits. Without the approval of the holders holding at least two-thirds of the Class A Common Stock, Class B Common Stock and Class C Common Stock, each voting as a separate class, the Corporation shall not in any manner subdivide (by any stock split, stock dividend, reclassification, recapitalization or otherwise) or combine (by reverse stock split, reclassification, recapitalization or otherwise) the outstanding shares of one class of Common Stock unless the outstanding shares of all classes of Common Stock shall be proportionately subdivided or combined.

5. Options, Rights or Warrants.

(a) Except as set forth herein, without the two-thirds approval of the holders of Class A Common Stock, Class B Common Stock and Class C Common Stock, each voting as a separate class, the Corporation shall not issue or make any offering or distribution of Class B Common Stock or Class C Common Stock or options, rights or warrants to subscribe for shares of Class B Common Stock or Class C Common Stock. If the Corporation issues or makes an offering or distribution to all holders of a class of Common Stock of shares of any class or classes of its capital stock other than Class B Common Stock or Class C Common Stock or options, rights or warrants to subscribe for such shares, then the Corporation shall simultaneously issue or make a similar offering or distribution of the same number of shares, options, rights, or warrants per share (which options, warrants or rights offered or distributed to each class of Common Stock shall entitle the holder, upon exercise thereof, to purchase the same class of Common Stock as the shares with respect to which such options, warrants or rights were offered or distributed) to all holders of the other outstanding classes of Common Stock, except that it need not issue or make such offering or distribution to any such class of Common Stock all the holders of which, voting as a separate class, determine that such offering or distribution need not be made to such class.

(b) Subject to Section 5(a) above, the Corporation shall have the power to create and issue, whether or not in connection with the issuance and sale of any shares of stock or other securities of the Corporation, rights, options or warrants entitling the holders thereof to purchase from the Corporation any shares of its capital stock of any class or classes at the time authorized (other than Class B Common Stock or Class C Common Stock), such rights, options or warrants to have such terms and conditions, and to be evidenced by or in such instrument or instruments, as shall be approved by the Board of Directors.

6. No Preemptive Rights. Except as provided in Section 5 of this Part D of Article IV, the holders of shares of Common Stock are not entitled to any preemptive right to subscribe for, purchase or receive any part of any new or additional issue of stock of any class of the Corporation, whether now or hereafter authorized, or of bonds, debentures or other securities convertible into or exchangeable for stock of the Corporation.

7. Certain Definitions.

(a) “Affiliate” shall mean as to any Person, any other Person who controls, is controlled by, or is under common control with such Person.

(b) “Code” shall mean the Internal Revenue Code of 1986, as amended.

(c) “Person” shall mean any individual, partnership, joint venture, limited liability company, firm, corporation, trust or other entity, including governmental authorities.

(d) “Subsidiary” shall mean, with respect to any Person, any other Person in which such first Person owns, directly or indirectly, more than 50% of the capital stock (or other voting interests) the holders of which are generally entitled to vote for the election of the board of directors or other governing body of such Person or otherwise controls such Person (whether by contract or otherwise).

(e) “Tax-Free Spin-Off” shall mean a distribution of Common Stock (and preferred stock, if any) of the Corporation or common stock (and preferred stock, if any) of a Person that is a successor to the Corporation to holders of common stock of Palm intended to qualify as a tax-free distribution under Section 355 of the Code, or any successor thereto.

E. The power, preferences, rights, restrictions and other matters relating to the Series A Preferred Stock are as follows:

1. Dividends. In the event that the Corporation shall declare any cash dividend or any distribution payable in securities of other persons, evidences of indebtedness issued by this corporation or other persons, assets other than cash dividends or options or rights to purchase any securities or evidences of indebtedness, then, in each such case the holders of the Series A Preferred Stock shall be entitled to a proportionate share of any such distribution as though the holders of the Series A Preferred Stock were the holders of a number of shares of Class A Common Stock into which the shares of Series A Preferred Stock were convertible as of the record date fixed for the determination of the holders of Common Stock entitled to receive such distribution, as further provided in Section D(2) above.

2. Liquidation Preference.

(a) In the event of a Liquidation Event as defined in Section E(2)(d), the holders of the Series A Preferred Stock shall be entitled to receive, prior and in preference to any distribution of any of the remaining assets or surplus funds of the Corporation to the holders of the Common Stock or any other holder of equity securities by reason of their ownership thereof, an amount per share of $6.00 (as adjusted for stock splits, stock dividends, recapitalizations and the like) for each share of Series A Preferred Stock then held by them, and, in addition, an amount equal to all declared but unpaid dividends on each such share of Series A Preferred Stock. If, upon occurrence of such event the assets and funds thus distributed among the holders of the Series A Preferred Stock shall be insufficient to permit the payment to the holders of the Series A Preferred Stock the full preferential amounts to which they shall be entitled pursuant to this Section E(2)(a), then the entire remaining assets and funds of the Corporation legally available for distribution shall be distributed ratably among the holders of the Series A Preferred Stock in proportion to the full preferential amount to which such holder is entitled to receive.

(b) After payment has been made to the holders of Series A Preferred Stock of the full preferential amount set forth in Section E(2)(a) above, the entire remaining assets and funds of the Corporation legally available for distribution, if any, shall be distributed ratably among the holders of Common Stock.

(c) Shares of Series A Preferred Stock shall not be entitled to be converted into shares of Common Stock in order to participate in any distribution, or series of distributions, as shares of Common Stock, without first foregoing participation in the distribution, or series of distributions, as shares of Series A Preferred Stock.

(d) For purposes of this Section E(2), a Liquidation Event means a transaction or series of related transactions involving: (i) any liquidation, dissolution or winding up, either voluntary or involuntary, of the Corporation, (ii) a merger, consolidation or reorganization of the Corporation with or into any other corporation or corporations or the acquisition of the Corporation by another entity as a result of which shareholders of this Corporation immediately prior to the consummation of the merger, consolidation, reorganization or acquisition hold less than 50% of the voting securities of the surviving or acquiring entity, or (iii) the sale, transfer or lease of all or substantially all of the assets of the Corporation. A Tax-Free Spin-Off shall not be a Liquidation Event.

(e) For purposes of this Section E(2), the value of assets and/or proceeds available for distribution upon a Liquidation Event shall be determined as follows:

(i) insofar as it consists of cash, then the value shall be computed at the aggregate amount of cash held by this Corporation or payable to the shareholders at the time of the Liquidation Event, excluding amounts paid or payable for accrued interest or accrued dividends; and

(ii) insofar as it consists of securities not subject to investment letter or other similar restrictions on free marketability:

a) if the securities are then traded on a national securities exchange or the Nasdaq National Market (or a similar national quotation system), then the value shall be computed based on the average of the closing prices of the securities on such exchange or system for the thirty (30) day period ending three (3) days prior to the date of the Liquidation Event;

b) if the securities are actively traded over-the-counter, then the value shall be computed based on the average closing bid prices for the thirty (30) day period ending three (3) days prior to the date of the Liquidation Event; and

c) if there is no active public market for the securities, then the value shall be computed based on fair market value thereof, as determined in good faith unanimously by the Board of Directors of the Corporation at the time of the Liquidation Event, provided that, if the Board of Directors does not unanimously agree on such valuation, the majority of the Board of Directors shall select either a valuation expert (which may be an independent accounting firm) or an investment banker (either of which, the “Third Party Experts”) to make such determination, whose written opinion shall be determinative as to value (such opinion shall be referred to herein as a “Third Party Opinion”);

(iii) insofar as it consists of securities subject to an investment letter or other similar restrictions on free marketability (other than restrictions arising solely by virtue of a shareholder’s status as an affiliate or former affiliate), the method of valuation shall be to make an appropriate discount from the market value determined as above in (2) (a), (b) or (c) to reflect the approximate fair market value thereof, as determined in good faith unanimously by the Board of Directors of the Corporation, provided that, if the Board of Directors does not unanimously agree on such valuation, the majority of the Board of Directors shall select a Third Party Expert to render a Third Party Opinion; and

(iv) insofar as it consists of property other than cash or securities, then the value shall be computed at the fair market value thereof at the time of the Liquidation Event, as determined in good faith unanimously by the Board of Directors of the Corporation, provided that, if the Board of Directors does not unanimously agree on such valuation, the majority of the Board of Directors shall select a Third Party Expert to render a Third Party Opinion.

(f) Each holder of an outstanding share of Series A Preferred Stock shall be deemed to have consented, for purposes of Sections 502, 503 and 506 of the General Corporation Law of California, to distributions made by the Corporation in connection with the repurchase of shares of Common Stock issued to or held by officers, directors, employees or consultants upon termination of their employment or services or in connection with the exercise by the Corporation of contractual rights of first refusal or first offer pursuant to agreements providing for the right of said repurchase between the Corporation and such persons, provided that the terms of such repurchase shall have been approved by the Board of Directors.

3. Conversion. The holders of the Series A Preferred Stock shall have conversion rights as follows (the “Conversion Rights”):

(a) Right to Convert. Each share of Series A Preferred Stock shall be convertible, at the option of the holder thereof, at any time after the date of issuance of such share, at the office of the Corporation or any transfer agent for the Series A Preferred Stock, into such number of fully paid and nonassessable shares of Class A Common Stock as determined by dividing the Original Issue Price (as defined herein) for such Series A Preferred Stock by the Conversion Price (as defined herein) for such Series A Preferred Stock, determined as hereinafter provided, in effect at the time of conversion. The term “Original Issue Price” shall mean in the case of the Series A Preferred Stock, $6.00 per share. The price at which shares of Class A Common Stock shall be deliverable upon conversion of a share of Series A Preferred Stock (the “Conversion Price”) shall initially be $6.00 per share. The initial Conversion Price of Series A Preferred Stock shall be subject to adjustment as hereinafter provided.

(b) Automatic Conversion. Each share of Series A Preferred Stock shall automatically be converted into shares of Class A Common Stock at the then effective Conversion

Price, (i) upon the closing of (and immediately prior to) a firm commitment underwritten public offering pursuant to an effective registration statement under the Securities Act covering the offer and sale of Class A Common Stock for the account of the Corporation to the public, (ii) immediately prior to a Tax-Free Spin-Off, or (iii) at the election by the holders of at least seventy-five percent (75%) of the then outstanding shares of Series A Preferred Stock (voting on an as converted basis as a single class).

(c) Mechanics of Conversion.

(i) No fractional shares of Class A Common Stock shall be issued upon conversion of Series A Preferred Stock. In lieu of any fractional share to which a holder would otherwise be entitled (determined on a certificate by certificate basis), the Corporation shall pay cash equal to such fraction multiplied by the then effective Conversion Price of the Series A Preferred Stock.

(ii) Before any holder of Series A Preferred Stock shall be entitled to convert the same into full shares of Class A Common Stock, he or she shall surrender the certificate or certificates therefor, duly endorsed, at the office of the Corporation or of any transfer agent for the Series A Preferred Stock, and shall give written notice to the Corporation at such office that he or she elects to convert the same. The Corporation shall, as soon as practicable thereafter, issue and deliver at such office to such holder of Series A Preferred Stock, a certificate or certificates for the number of shares of Class A Common Stock to which such holder shall be entitled as aforesaid and a check payable to the holder in the amount of any cash amounts payable as the result of a conversion into fractional shares of Class A Common Stock. Upon conversion of only a portion of the number of shares of Series A Preferred Stock represented by a certificate surrendered for conversion, the Corporation shall issue and deliver to or upon the written order of the holder of the certificate so surrendered for conversion, at the expense of the Corporation, a new certificate covering the number of shares of Series A Preferred Stock representing the unconverted portion of the certificate so surrendered.

(iii) Such conversion shall not terminate the rights of the holders of Series A Preferred Stock or Class A Common Stock issuable upon conversion of the Series A Preferred Stock to receive dividends which have been declared with respect to the Series A Preferred Stock as of a record date prior to the date of conversion. Except as set forth in Section E(3)(b) above, such conversion shall be deemed to have been made immediately prior to the close of business on the date of such surrender of the shares of Series A Preferred Stock to be converted, and the person or persons entitled to receive the shares of Class A Common Stock issuable upon such conversion shall be treated for all purposes as the record holder or holders of such shares of Class A Common Stock on such date. If the conversion is in connection with an underwritten offer of securities registered pursuant to the Securities Act, the conversion may, at the option of any holder tendering Series A Preferred Stock for conversion, be conditioned upon the closing with the underwriter of the sale of securities pursuant to such offering, in which event the person(s) entitled to receive the Class A Common Stock issuable upon such conversion of Series A Preferred Stock shall not be deemed to have converted such Series A Preferred Stock until immediately prior to the closing of such sale of securities.

(d) Adjustments to Conversion Price for Diluting Issues. The respective Conversion Prices of the Series A Preferred Stock shall be subject to adjustment from time to time as follows:

(i) Special Definitions. For purposes of this Section E(3), the following definitions shall apply.

a) “Options” shall mean rights, options or warrants to subscribe for, purchase or otherwise acquire either Class A Common Stock, Class B Common Stock, Class C Common Stock or Convertible Securities.

b) “Convertible Securities” shall mean any evidences of indebtedness, shares (other than Class A Common Stock) or other securities convertible into or exchangeable for Class A Common Stock (as adjusted for any stock dividends, combinations, consolidations or splits with respect to such shares).

c) “Original Issue Date” shall mean the date on which shares of Series A Preferred Stock were first issued.

d) “Additional Shares of Common Stock” shall mean all shares of common stock issued (or, pursuant to Section E(3)(d)(iii), deemed to be issued) by the Corporation after the Original Issue Date other than (i) shares of Class B Common Stock or (ii) shares of Class A Common Stock issued or issuable:

i) upon conversion of shares of the Class C Common Stock or Series A Preferred Stock;

ii) to officers, employees or directors of, or consultants to, the Corporation or its subsidiaries pursuant to a stock grant, option plan or purchase plan or other employee stock incentive program (collectively, the “Plans”) or other arrangement approved by the Board of Directors;

iii) as a dividend or distribution on the Series A Preferred Stock, Class B Common Stock or Class C Common Stock;

iv) to commercial banking or equipment lease financing entities in connection with such banking or lease financing transactions as the Board of Directors shall approve;

v) pursuant to the acquisition of another corporation by this Corporation by merger, purchase of substantially all of the assets or other reorganization so long as the shareholders of the Corporation immediately prior to such acquisition hold more than 50% of the voting securities of this corporation after the acquisition;

vi) to suppliers or third party service providers in connection with the provision of goods or services;

vii) which are otherwise excluded by the affirmative vote or consent of the holders of seventy-five (75%) of the shares of Series A Preferred Stock then outstanding; or

viii) to corporate partners in connection with strategic transactions, including, but not limited to, those transactions involving research or development funding, technology licensing or joint marketing or manufacturing activities; provided that the primary purpose of such issuance is other than to raise additional capital.

(ii) No adjustment in the Conversion Price. No adjustment in the Conversion Price of a particular share of Series A Preferred Stock shall be made in respect of the issuance of Additional Shares of Common Stock unless the consideration per share for an Additional Share of Common Stock issued or deemed to be issued by the Corporation is less than the Conversion Price, in effect on the date of, and immediately prior to such issue for such share of Series A Preferred Stock. No adjustment in the Conversion Price for such share of Series A Preferred Stock shall be made pursuant to Section E(2)(d)(iv) below as a result of any stock dividend or subdivision which causes an adjustment in the Conversion Price for such share of Series A Preferred Stock pursuant to Section E(3)(e) below.

(iii) Deemed Issue of Additional Shares of Common Stock. In the event the Corporation at any time or from time to time after the Original Issue Date shall issue any Options or Convertible Securities or shall fix a record date for the determination of holders of any class of securities entitled to receive any such Options or Convertible Securities, then the maximum number of shares (as set forth in the instrument relating thereto without regard to any provisions contained therein for a subsequent adjustment of such number) of Class A Common Stock issuable upon the exercise of such Options or, in the case of Convertible Securities and Options therefor, the conversion or exchange of such Convertible Securities, shall be deemed to be Additional Shares of Common Stock issued as of the time of such issue or, in case such a record date shall have been fixed, as of the close of business on such record date, provided that Additional Shares of Common Stock shall not be deemed to have been issued unless the consideration per share (determined pursuant to Section E(3)(d)(v) hereof) of such Additional Shares of Common Stock would be less than the applicable Conversion Price in effect on the date of and immediately prior to such issue, or such record date, as the case may be, and provided further that in any case in which Additional Shares of Common Stock are deemed to be issued:

a) no further adjustment in any such Conversion Price shall be made upon the subsequent issue of Convertible Securities or shares of Class A Common Stock upon the exercise of such Options or conversion or exchange of such Convertible Securities;

b) if such Options or Convertible Securities by their terms provide, with the passage of time or otherwise, for any increase or decrease in the consideration payable to the Corporation, or increase or decrease in the number of shares of Class A Common Stock issuable, upon the exercise, conversion or exchange thereof, any Conversion Price computed upon the original issue thereof (or upon the occurrence of a record date with respect thereto), and any subsequent adjustments based thereon, shall, upon any such increase or decrease becoming effective, be recomputed to reflect such increase or decrease insofar as it affects such Options or the rights of conversion or exchange under such Convertible Securities; and

c) on the expiration or cancellation of any Options or the termination of the right to convert or exchange any Convertible Securities which shall have not been exercised or converted, if any Conversion Price has been subsequently adjusted pursuant to clause (b) above, such Conversion Price, shall be recomputed as if:

i) in the case of Convertible Securities or Options for Common Stock, the only Additional Shares of Common Stock issued were shares of Common Stock, if any, actually issued upon the exercise of such Options or the conversion or exchange of such Convertible Securities, and the consideration received therefor was the consideration actually received by the Corporation for the issue of all such Options, whether or not exercised, plus the consideration actually received by the Corporation upon such exercise, or for the issue of all such Convertible Securities which were actually converted or exchanged plus the consideration actually received by the Corporation upon such conversion or exchange, if any, and

ii) in the case of Options for Convertible Securities, only the Convertible Securities, if any, actually issued upon the exercise thereof were issued at the time of issue of such Options and the consideration received by the Corporation for the Additional Shares of Common Stock deemed to have been then issued was the consideration actually received by the Corporation for the issue of all such Options, whether or not exercised, plus the consideration deemed to have been received by the Corporation upon the issue of the Convertible Securities with respect to which such Options were actually exercised;

d) no readjustment pursuant to clauses (b) and (c) above shall have the effect of increasing any Conversion Price to an amount which exceeds the lower of (i) such Conversion Price, on the original adjustment date, or (ii) such Conversion Price that would have resulted from any issuance of Additional Shares of Common Stock between the original adjustment date and such readjustment date.

(iv) Adjustment of Conversion Price Upon Issuance of Additional Shares of Common Stock. In the event this Corporation shall issue Additional Shares of Common Stock (including Additional Shares of Common Stock deemed to be issued pursuant to Section E(3)(d)(iii)) without consideration or for a consideration per share less than the Conversion Price in effect on the date of and immediately prior to such issue, then and in such event, the Conversion Price of the Series A Preferred Stock shall be adjusted as follows: the Conversion Price shall be reduced, concurrently with such issue, to a price (calculated to the nearest cent) determined by multiplying the Conversion Price, with respect to such series of Series A Preferred Stock, in effect on the date of and immediately prior to such issue by a fraction, (1) the numerator of which shall be the sum of (A) the number of shares of Class A Common Stock, Class B Common Stock or Class C Common Stock issued and outstanding immediately prior to such issue, (B) the number of shares of Class A Common Stock then issuable upon conversion of the Series A Preferred Stock outstanding immediately prior to such issue, (C) the number of shares of Class A Common Stock then issuable upon conversion or exercise of convertible securities (other than the Class C Common Stock or Series A Preferred Stock), options, and warrants outstanding immediately prior to such issue and (D) the number of shares of Class A Common Stock which the aggregate consideration received by the Corporation for the total number of Additional Shares of Common Stock so issued would purchase at the applicable Conversion Price in effect on the date of and immediately prior to such issue; and (2) the denominator of which shall be the sum of (A) the number of shares of Class A Common Stock, Class B Common Stock or Class C Common Stock issued and outstanding immediately prior to such issue, (B) the number of shares of Class A Common Stock then issuable upon conversion of the Series A Preferred Stock outstanding immediately prior to such issue, (C) the number of shares of Class A Common Stock then issuable upon conversion or exercise of convertible securities (other than the Class C Common Stock or Series A Preferred Stock), options, and warrants outstanding immediately prior to such issue and (D) the number of such Additional Shares of Common Stock so issued.

Notwithstanding the foregoing, no adjustment in any Conversion Price shall be made under this Section E(3)(d)(iv)) as a result of any stock dividend, subdivision, combination or consolidation which results in a proportionate adjustment of such Conversion Price pursuant to Section E(3)(e) below.

(v) Determination of Consideration. For purposes of this Section E(3)(d), the consideration received by the Corporation for the issue of any Additional Shares of Common Stock shall be computed as follows:

a) Cash and Property. Such consideration shall:

i) insofar as it consists of cash, be computed at the aggregate amount of cash received by the Corporation;

ii) insofar as it consists of securities (i) if the securities are then traded on a national securities exchange or the Nasdaq National Market (or a similar national quotation system), then the value shall be computed based on the average of the closing prices of the securities on such exchange or system over the thirty-day (30) period ending three (3) days prior to receipt by the Corporation of such consideration, (ii) if the securities are actively traded over-the-counter, then the value shall be computed based on the average of the closing bid prices over the thirty-day (30) period ending three (3) days prior to the receipt by the Corporation of such consideration, and (iii) if there is no active public market, then the value shall be computed based on the fair market value thereof on the date of receipt by the Corporation, as determined in good faith unanimously by the Board of Directors of the Corporation; provided that, if the Board of Directors does not unanimously agree on such valuation, the majority of the Board of Directors shall select a Third Party Expert to render a Third Party Opinion;

iii) insofar as it consists of property other than cash and securities, be computed at the fair market value thereof at the time of such issue, as determined in good faith unanimously by the Board of Directors of the Corporation; provided that, if the Board of Directors does not unanimously agree on such valuation, the majority of the Board of Directors shall select a Third Party Expert to render a Third Party Opinion; and

iv) in the event Additional Shares of Common Stock are issued together with other shares or securities or other assets of the Corporation for consideration which covers both, be the proportion of such consideration so received, computed as provided in clauses (i), (ii) and (iii) above, as determined in good faith unanimously by the Board of Directors of the Corporation; provided that, if the Board of Directors does not unanimously agree on such valuation, the majority of the Board of Directors shall select a Third Party Expert to render a Third Party Opinion.

b) Options and Convertible Securities. The consideration per share received by the Corporation for Additional Shares of Common Stock deemed to have been issued pursuant to Section E(3)(d)(iii), relating to Options and Convertible Securities, shall be determined by dividing:

(x) the total amount, if any, received or receivable by the Corporation as consideration for the issue of such Options or Convertible Securities, plus the minimum aggregate amount of additional consideration (as set forth in the instruments relating thereto, without regard to any provision contained therein for a subsequent adjustment of such consideration) payable to the Corporation upon the exercise of such Options or the conversion or exchange of such Convertible Securities, or in the case of Options for Convertible Securities, the exercise of such Options for Convertible Securities and the conversion or exchange of such Convertible Securities by

(y) the maximum number of shares of Common Stock (as set forth in the instrument relating thereto, without regard to any provision contained therein for a subsequent adjustment of such number) issuable upon the exercise of such Options or the conversion or exchange of such Convertible Securities.

(e) Adjustments for Stock Dividends, Subdivisions, Combinations, or Consolidations. In the event the Corporation shall pay a stock dividend on the Class A Common Stock, or the outstanding shares of Class A Common Stock shall be subdivided, combined or consolidated, by reclassification, stock split or otherwise, into a greater or lesser number of shares of Class A Common Stock, the Conversion Prices in effect immediately prior to such dividend, subdivision, combination or consolidation shall, concurrently with the effectiveness of such dividend, subdivision, combination or consolidation, be proportionately adjusted.

(f) Adjustments for Reorganizations, Reclassifications, etc. If the Class A Common Stock issuable upon conversion of the Series A Preferred Stock shall be changed into the same or a different number of shares of any other class or classes of stock or other securities or property, whether by reorganization, reclassification, merger or consolidation of this Corporation with or into any other corporation or corporations, or a sale of all or substantially all of the assets of this Corporation (but only if such change is not in connection with a Liquidation Event (as defined in Section E(2)(d) above)) or otherwise (other than a subdivision or combination of shares provided for in Section E(3)(e) above), the Conversion Prices then in effect shall, concurrently with the effectiveness of such reorganization, reclassification, merger or sale be proportionately adjusted such that the Series A Preferred Stock shall be convertible into, in lieu of the number of shares of Class A Common Stock which the holders would otherwise have been entitled to receive, a number of shares of such other class or classes of stock or securities or other property equivalent to the number of shares of Common Stock that would have been subject to receipt by the holders upon conversion of the Series A Preferred Stock immediately before such event; and, in any such case, appropriate adjustment (as determined by the Board of Directors) shall be made in the application of the provisions herein set forth with respect to the rights and interest thereafter of the holders of the Series A Preferred Stock, to the end that the provisions set forth herein (including provisions with respect to changes in and other adjustments of the Conversion Prices shall thereafter be applicable, as nearly as may be reasonable, in relation to any shares of stock, securities or other property thereafter deliverable upon the conversion of the Series A Preferred Stock.

(g) No Impairment. The Corporation will not, by amendment of its Certificate of Incorporation or through any reorganization, transfer of assets, consolidation, merger, dissolution, issue or sale of securities or any other voluntary action, avoid or seek to avoid the observance or performance of any of the terms to be observed or performed hereunder by the Corporation but will at all times in good faith assist in the carrying out of all the provisions of this Section E(3) and in the taking of all such action as may be necessary or appropriate in order to protect the Conversion Rights of the holders of the Series A Preferred Stock against impairment.

(h) Certificate as to Adjustments. Upon the occurrence of each adjustment or readjustment of any Conversion Price pursuant to this Section E(3), the Corporation at its expense shall promptly compute such adjustment or readjustment in accordance with the terms hereof and furnish to each holder of Series A Preferred Stock a certificate setting forth such adjustment or readjustment and showing in detail the facts upon which such adjustment or readjustment is based. The Corporation shall, upon the written request at any time of any holder of Series A Preferred Stock, furnish or cause to be furnished to such holder a like certificate setting forth (i) such adjustments and readjustments, (ii) the Conversion Price of Series A Preferred Stock at the time in effect, and (iii) the number of shares of Class A Common Stock and the amount, if any, of other property which at the time would be received upon the conversion of Series A Preferred Stock.

(i) Status of Converted Stock. In the event any shares of Series A Preferred Stock shall be converted pursuant to Section E(3) hereof, the shares so converted shall be canceled and shall not be issuable by the Corporation, and the Certificate of Incorporation of this Corporation shall be appropriately amended to effect the corresponding reduction in the Corporation’s authorized capital stock.

(j) Reservation of Stock Issuable Upon Conversion. The Corporation shall at all times reserve and keep available out of its authorized but unissued shares of Class A Common Stock, solely for the purpose of effecting the conversion of the shares of the Series A Preferred Stock, such number of its shares of Common Stock as shall from time to time be sufficient to effect the conversion of all outstanding shares of the Series A Preferred Stock.

(k) Notices of Record Date. In the event that this Corporation shall propose at any time:

(i) to declare any dividend or distribution upon its Class A Common Stock, whether in cash, property, stock or other securities, whether or not a regular cash dividend and whether or not out of earnings or earned surplus;

(ii) to offer for subscription pro rata to the holders of any class or series of its stock any additional shares of stock of any class or series or other rights;

(iii) to effect any reclassification or recapitalization of its Class A Common Stock outstanding involving a change in the Common Stock; or

(iv) to merge or consolidate with or into any other corporation, or sell, lease or convey all or substantially all its property or business, or to liquidate, dissolve or wind up;

then, in connection with each such event, this Corporation shall send to the holders of the Series A Preferred Stock:

a) at least ten (10) days’ prior written notice of the date on which a record shall be taken for such dividend, distribution or subscription rights (and specifying the date on which the holders of Common Stock shall be entitled thereto) in respect of the matters referred to in (i) and (ii) above or for determining rights to vote in respect of the matters referred to in (iii) and (iv) above; and

b) in the case of the matters referred to in (iii) and (iv) above, at least ten (10) days’ prior written notice of the date when the same shall take place (and specifying the date on which the holders of Common Stock shall be entitled to exchange their Common Stock for securities or other property deliverable upon the occurrence of such event or the record date for the determination of such holders if such record date is earlier).

Each such written notice shall be delivered personally or given by first class mail, postage prepaid, addressed to the holders of the Preferred Stock shares at the address for each such holder as shown on the books of this Corporation.

4. Voting Rights.

(a) Except as otherwise required by law, each holder of shares of Series A Preferred Stock issued and outstanding shall be entitled to the number of votes equal to the number of shares of Class A Common Stock into which such shares of Series A Preferred Stock could be converted on the record date for the vote or consent of stockholders, or, if no such record date is established, at the date such vote is taken or any written consent of stockholders is solicited, such votes to be counted together with all other shares of stock of the Corporation having general voting power and not separately as a class; and, except as otherwise required by law, each holder of shares of Series A Preferred Stock issued and outstanding shall have voting rights and powers equal to the voting rights and powers of the Class A Common Stock. The holder of each share of Series A Preferred Stock shall be entitled to notice of any stockholders’ meeting in accordance with the Bylaws of the Corporation and shall vote with holders of the Class A Common Stock upon the election of directors and upon any other matter submitted to a vote of stockholders, except on those matters required by law or this Certificate of Incorporation to be submitted to a class vote. Fractional votes by the holders of Series A Preferred Stock shall not, however, be permitted and any fractional voting rights resulting from the above formula (after aggregating all shares into which shares of Series A Preferred Stock held by each holder could be converted) shall be rounded to the nearest whole number.

5. Protection Provisions. So long as an aggregate of at least 2,500,000 shares of Series A Preferred Stock are outstanding (as adjusted for stock splits, reverse stock splits, recapitalizations and the like), the Corporation shall not, without first obtaining the approval by vote or written consent, in the manner provided by law, of the holders of at least seventy-five percent (75%) of the total number of shares of the Series A Preferred Stock outstanding, voting together as a single class, (i) alter or change the rights, preferences or privileges of the Series A Preferred Stock; (ii) create (by reclassification or otherwise) any new class or series of capital stock of the Corporation or issue any equity security or any other security convertible into or exercisable for any equity security having a preference over or being on a parity with the Series A Preferred upon liquidation or with respect to redemption or dividend or voting rights or antidilution protection or these protective provisions; (iii) increase or decrease the authorized number of shares of Common Stock or Series A Preferred Stock; or (iv) take any action which results in a Liquidation Event.

ARTICLE V

Effective as of the date a Tax-Free Spin-Off is completed by Palm (the “Trigger Date”), any action required or permitted to be taken by the stockholders of the Corporation must be effected at a duly called annual or special meeting of such holders and may not be effected by any consent in writing by such holders. Effective as of the Trigger Date, except as otherwise required by law and subject to the rights of the holders of any class or series of stock having a preference over the Common Stock as to dividends or upon liquidation, special meetings of stockholders of the Corporation for any purpose or purposes may be called only by the Board of Directors or by the Chairman of the Board of Directors of the Corporation and, effective as of the Trigger Date, any power of stockholders to call a special meeting is specifically denied. No business other than that stated in the notice of any special meeting shall be transacted at such special meeting.

ARTICLE VI

The Corporation is to have perpetual existence.

ARTICLE VII

For the management of the business and for the conduct of affairs of the Corporation, and in further definition, limitation and regulation of powers of the Corporation, of its directors and of its stockholders or any class thereof, as the case may be, it is further provided that:

A. The management of the business and the conduct of the affairs of the Corporation shall be vested in its Board of Directors. The number of directors of this Corporation shall be fixed and may be changed from time to time by resolution of the Board of Directors.

B. Effective as of the first date (the “Listing Date”) and so long as the Corporation’s shares of capital stock are listed on either the New York Stock Exchange, American Stock Exchange or Nasdaq National Market (or any successor to such entities) or otherwise becomes a “listed corporation” within the meaning of Section 301.5 of the California Corporations Code, the directors, other than those who may be elected by the holders of any class or series of stock having a preference over the Common Stock as to dividends or upon liquidation, shall be classified, with respect to the time for which they severally hold office, into two classes, as nearly equal in number as possible, one class to be elected for a term expiring at the first annual meeting of stockholders to be held following the Listing Date and another class to be elected for a term expiring at the second annual meeting of stockholders to be held following the Listing Date, with each class to hold office until its successor is duly elected and qualified. At each annual meeting of stockholders succeeding the Listing Date, directors, elected to succeed those directors whose terms then expire shall be elected for a term of office to expire at the second annual meeting of stockholders after their election. Promptly following the Listing Date and, in any event, prior to the record date for the first annual meeting of stockholders following the Listing Date, the Board of Directors, by resolution, shall identify the directors who, or the directorships that, are to be in each class.

C. Notwithstanding the foregoing provisions of this Article VII, each director shall serve until his or her successor is duly elected and qualified or until his or her death, resignation or removal. No decrease in the number of directors constituting the Board of Directors shall shorten the term of any incumbent director.

D. Any vacancies in the Board of Directors resulting from death, resignation, disqualification, removal, or other causes unless the Board of Directors determines by resolution that any such vacancies or newly created directorships shall be filled by stockholders, and except as otherwise provided by law, shall be filled only by the affirmative vote of a majority of the remaining directors then in office, even though less than a quorum of the Board of Directors and not by the stockholders.

E. In furtherance and not in limitation of the powers conferred by the laws of the State of Delaware, the Board of Directors is expressly authorized to make, alter, amend or repeal the Bylaws of the Corporation.

F. The directors of the Corporation need not be elected by written ballot unless the Bylaws of the Corporation so provide.

G. Advance notice of stockholder nomination for the election of directors and of any other business to be brought by stockholders before any meeting of the stockholders of the Corporation shall be given in the manner provided in the Bylaws of the Corporation.

ARTICLE VIII

A. To the fullest extent permitted by the Delaware General Corporation Law as the same exists or as may hereafter be amended, no director of the Corporation shall be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director.

B. The Corporation may indemnify to the fullest extent permitted by law any person made or threatened to be made a party to an action or proceeding, whether criminal, civil, administrative or investigative, by reason of the fact that he, his testator or intestate is or was a director, officer or employee of the Corporation or any predecessor of the Corporation or serves or served at any other enterprise as a director, officer or employee at the request of the Corporation or any predecessor to the Corporation.

C. Neither any amendment nor repeal of this Article VIII, nor the adoption of any provision of this Corporation’s Certificate of Incorporation inconsistent with this Article VIII, shall eliminate or reduce the effect of this Article VIII, in respect of any matter occurring, or any action or proceeding accruing or arising or that, but for this Article VIII, would accrue or arise, prior to such amendment, repeal or adoption of an inconsistent provision.

ARTICLE IX

Meetings of stockholders may be held within or without the State of Delaware, as the Bylaws may provide. The books of the Corporation may be kept (subject to any provision contained in the laws of the State of Delaware) outside of the State of Delaware at such place or places as may be designated from time to time by the Board of Directors or in the Bylaws of the Corporation.

ARTICLE X

Except as provided in Article VIII above, the Corporation reserves the right to amend, alter, change or repeal any provision contained in this Certificate of Incorporation, in the manner now or hereafter prescribed by the laws of the State of Delaware, and all rights conferred upon stockholders herein are granted subject to this reservation. Notwithstanding anything contained in this Certificate of Incorporation to the contrary, the affirmative vote of the holders of at least 80% of the voting power of all shares of the Corporation entitled to vote generally in the election of directors (the “Voting Stock”) then outstanding, voting together as a single class shall be required to alter, amend, adopt any provision inconsistent with or repeal Article V or VII or this sentence.

[Remainder of Page Intentionally Left Blank]

The foregoing Amended and Restated Certificate of Incorporation has been duly adopted by this corporation’s Board of Directors and stockholders in accordance with the applicable provisions of Sections 228, 242 and 245 of the General Corporation Law of the State of Delaware.

Executed at Sunnyvale, California on October 7, 2002.

/s/ DAVID C. NAGEL
David C. Nagel, President, Chief Executive Officer and Secretary

[Signature Page to Second Amended and Restated Certificate of Incorporation]